Exhibit 10.2

FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

This First Amendment, dated as of May 6, 2004 (this “Amendment”), to the Asset Purchase Agreement (the “Agreement”), dated as of March 12, 2003, by and among Georgia-Pacific Corporation, a Georgia corporation (“GP” or a “Seller”), Georgia-Pacific Building Materials Sales, Ltd., a New Brunswick corporation and a wholly owned subsidiary of GP (“GPBMS” or a “Seller” and, together with GP, “Sellers”), and BlueLinx Corporation (f/k/a ABP Distribution Inc.), a Georgia corporation (“Purchaser”).

WHEREAS, the parties to the Agreement desire to enter into this Amendment to amend certain provisions and Schedules of the Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements herein contained, the parties, intending to be legally bound, agree as follows:

Section 1.        Capitalized Terms.  All capitalized terms used in this Amendment and not otherwise defined herein shall have their respective meanings set forth in the Agreement.

Section 2.        Amendments.

Section 2.1      Purchase and Sale of Acquired Assets; Assumption of Assumed Liabilities.

(a)    Section 1.2(a)(iv) of the Agreement is hereby deleted and replaced in it entirety to read as follows:

“(iv) all Tanks listed on Schedule 1.2(a)(iv)(A) and all tools, machinery, equipment, parts, office and other supplies and other items of tangible personal property of each Seller primarily related to or primarily used in the operation of the Business, whether located on site at the Real Property or off site, to the extent such personal property is stored or used off site in the ordinary course of the operation of the Business (excluding the items listed on Schedule 1.2(a)(iv)(B)) (the “Personal Property”);”

(b)    Section 1.2(b)(i) of the Agreement is hereby deleted and replaced in it entirety to read as follows:

“(i) other than Petty Cash, all cash and cash equivalents on hand, all cash in banks, all bank accounts, all lock box receipts received prior to the Closing Date and all certificates of deposit and other bank deposits owned or held by either Seller or any of its affiliates;”

Section 2.2      The Closing; Purchase Price Adjustment.  Section 2.1 of the Agreement is hereby deleted and replaced in it entirety to read as follows:

“SECTION 2.1       Closing Date.  The closing of the sale and transfer of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 3rd Avenue, New York, New York 10022, at 11:00 a.m., local time, on May 7, 2004.”

Section 2.3      Product Liability Claim Procedures.  Section 8.5(d) of the Agreement is hereby deleted and replaced in it entirety to read as follows:

“(d)    Purchaser shall perform administrative services related to asserted Product Liability Claims (e.g., processing customer returns and customer complaints) as may be reasonably requested by GP from time to time.  Purchaser shall submit a complaint/claim form in a form mutually acceptable to Purchaser and GP and, as may be reasonably requested by GP, supporting documentation for each asserted Product Liability Claim, including, but not limited to, documentation that establishes the date of sale for the product(s) that is (are) the subject of the Product Liability Claim.  Purchaser and GP each shall designate a single point of contact for routine Product Liability Claims.

Purchaser shall, on a monthly basis, submit to GP for payment a billing invoice setting forth the number of Product Liability Claims for which administrative services were performed during such period.  The amount for such services shall be $50.00 per Product Liability Claim.  Payment of all such amounts owed, which shall not exceed $50,000 per month, shall be remitted within thirty (30) days after the date in which GP receives Purchaser’s invoices.”

Section 2.4      Personal Property.  Section 3.10 is hereby amended by deleting the last sentence of such section and replacing it in its entirety to read as follows:

“Section 3.10 shall not apply to Computer Hardware or Computer Software, which are the subject of Section 3.24, or Tanks, which are the subject of Section 3.18.”

Section 2.5      Construction and Interpretation of Certain Terms and Phrases.  Section 10.2 of the Agreement is hereby amended by adding the following sentences at the end of such Section:

“The parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.”

Section 2.6      Schedule 1.2(b)(xvii) of the Agreement is hereby amended by deleting such Schedule in its entirety and replacing the same with Annex A attached hereto.

Section 3.        Miscellaneous.

Section 3.1.     Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Section 3.2.     Severability.  If any provision of this Amendment (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of this Amendment will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 3.3.     Headings.  The section and paragraph headings contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

Section 3.4.     Counterparts.  This Amendment may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other parties.

Section 3.5.     Full Force and Effect.  Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and the parties shall prepare a composite of the Agreement and this Amendment.  Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control.

Section 3.6      Entire Agreement; No Third Party Beneficiaries.  The Agreement (including the Schedules and Exhibits hereto), this Amendment, the Ancillary Documents, the Confidentiality Agreement and any side letters entered into by GP and Cerberus Capital Management, L.P.  or its affiliates in connection with the Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof and (b) are not intended to confer upon any Person (other than the parties identified herein or in the Agreement, the parties entitled to indemnification under Article VIII of the Agreement and their respective successors and permitted assigns) any rights or remedies under the Agreement or this Amendment.

Section 3.7      Assignment.  Neither this Amendment nor any of the rights, interests or obligations thereunder or hereunder shall be assigned by any party hereto without the prior written consent of the other party or parties hereto; provided, that Purchaser, its subsidiaries or affiliates may assign its rights hereunder (i) as collateral security for any financing of Purchaser, subsidiary or affiliate or (ii) to the purchaser of all or substantially all of the assets of

Purchaser, such subsidiary or affiliate.  Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 3.8      Consent to Jurisdiction.  Each of Purchaser and Sellers irrevocably submits to the exclusive jurisdiction of (a) the State Court of Georgia, Fulton County and (b) the United States District Court for the Northern District of Georgia located in Atlanta, Georgia, for the purposes of any suit, action or other proceeding arising out of this Amendment or any transaction contemplated hereby.  Each of Purchaser and Sellers further agrees that service of any process, summons, notice or document by U.S.  registered mail to such party’s respective address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of Purchaser and Sellers irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment or the transactions contemplated hereby in (a) the State Court of Georgia, Fulton County, or (b) the United States District Court for the Northern District of Georgia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, each party has caused this Amendment to be duly executed on its behalf by its duly authorized officer as of the date first written above.

PURCHASER:

BLUELINX CORPORATION

By:	/s/ Steven C. Hardin
Name: Steven C. Hardin
Title: Vice President – West

SELLERS:

GEORGIA-PACIFIC CORPORATION

By:	/s/ David J. Paterson
Name: David J. Paterson
Title: Executive Vice President – Building Products

GEORGIA-PACIFIC BUILDING MATERIALS SALES, LTD.

By:	/s/ David J. Paterson
Name: David J. Paterson
Title: Executive Vice President – Building Products

[Signature Page to First Amendment to Asset Purchase Agreement]

•                  Supplier Agreement by and between Georgia-Pacific Corporation and Atlanta MinMetals dated June 12, 2001(1)

•                  Supplier Agreement by and between Georgia-Pacific Corporation and International Staple and Machine Company dated January 1, 1994(1)

•                  Supplier Agreement by and between Georgia-Pacific Corporation and Tycoons dated August 19, 1999(1)

•                  Supplier Agreement by and between Georgia-Pacific Corporation and Dubai Wire FZE dated February 7, 2001(1)

•                  Supplier Agreement by and between Georgia-Pacific Corporation and Steelex / Mitsui & Co. (USA), Inc.  dated January 1, 2003(2)

•                  Supplier Agreement and Committed Purchase Agreement by and between Georgia-Pacific Corporation and Promotional Containers, Inc.  both dated February 1, 2004(2)

•                  Private Label Agreement by and between Georgia-Pacific Corporation and Memphis Hardwood Flooring Co.  dated July 2, 2001

•                  Private Label Supplier Agreement by and between Georgia-Pacific Corporation and C&C Wood Products Ltd.  dated April 21, 1989

•                  Supplier Agreement by and between Georgia-Pacific Corporation and Hak Houtindustrie (Hakwood) dated March 1, 2004

•                  Supplier Agreement by and between Georgia-Pacific Corporation and Brandywine Industrial Paper Corporation dated October 27, 2003

•                  Supplier Agreement by and between Georgia-Pacific Corporation and American Millwork dated September 13, 2002

•                  Supplier Agreement with Clifton Moulding [Unexecuted](1)

•                  Supplier Agreement dated January 1, 2003, by and between Georgia-Pacific Corporation and Carlisle Coatings and Waterproofing Incorporated for the sale of roofing products.

•                  Private Label Supplier Agreement dated February 23, 1999, by and between Georgia-Pacific Corporation and Waldun Forest Products for the sale of cedar shingles.(1)

•                  Supplier Agreement by and between Georgia-Pacific Corporation and Monterra Lumber Mills dated September 17, 2001

•                  Dietrich – no written agreement (gypsum drywall corner bead)(1)

1.               Purchaser has elected not to take assignment of this Agreement.

2.               Purchaser has elected to take assignment of this Agreement without the private label aspect of the agreement.